Exhibit 99.1

  Conn's, Inc. Reports Sales Results for the Quarter and Year Ended
                           January 31, 2007


    BEAUMONT, Texas--(BUSINESS WIRE)--Feb. 6, 2007--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced its net sales results for the quarter and year ended January 31, 2007.

    Net sales for the quarter ended January 31, 2007 of $189.6 million increased $4.7 million, or 2.5%, as compared with the quarter ended January 31, 2006, which, as previously disclosed, was positively impacted by hurricanes Katrina and Rita. Net sales for the year ended January 31, 2007 increased $56.6 million, or 9.1%, from $620.7 million for the year ended January 31, 2006 to $677.3 million for the year ended January 31, 2007.

    Net sales represent net product sales, delivery charges, service revenues and commissions from service maintenance agreement sales. Revenues from finance charges and other for the quarter will be reported in the Company's press release and conference call scheduled for March 29, 2007.

    Same store sales (sales recorded in stores operated for the entirety of both periods) decreased 2.0% for the quarter ended January 31, 2007. As previously disclosed, same store sales for the quarter ended January 31, 2006 of 22.6% were positively impacted 700 to 900 basis points by hurricanes Katrina and Rita. Same store sales were up 3.7% for the year ended January 31, 2007.

    "Despite being up against unprecedented same store sales growth of 22.6% in the fourth quarter of last year, we posted very respectable sales growth in this fourth quarter," said the Company's Chairman and CEO, Thomas J. Frank, Sr., "primarily as a result of very good performance in the critical, holiday selling season."

    The Company's total net sales for the quarter benefited from the six stores added since last year. For the year ended January 31, 2007, the Company experienced approximately 4% and 15% increases in its core categories of major appliances and electronics, respectively, and also saw strong percentage increases in the mattresses and furniture categories of 35% and 118%, respectively. As a percentage of total product sales, appliances and electronics represent approximately 34% and 34%, respectively. Combined mattresses and furniture sales comprise 8% of total product sales.

    During the quarter, the Company opened three stores: two in the Dallas market and one in the Houston market. The Company opened six new stores for the year. The Company is targeting to open six to eight new stores during the fiscal year ending January 31, 2008.

    The Company will host a conference call and audio webcast on Thursday, March 29, 2007 at 10:00AM, CDT, to fully discuss earnings and performance for the quarter and year ended January 31, 2007. The Company will also discuss its projections for the next fiscal year at that time. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing (800) 811-8824 or (913) 981-4903.

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 62 retail locations in Texas and Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma, LCD and DLP televisions, camcorders, DVD players and home theater products. The Company also sells computers, lawn and garden products, mattresses and furniture, and continues to introduce additional product categories for the home to help increase same store sales and to respond to our customers' product needs.

    Unlike many of its competitors, the Company provides in-house credit options for its customers. Historically, it has financed over 57% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.

    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the sold receivables portfolio; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K/A filed on September 15, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

    CONTACT: Conn's, Inc., Beaumont
             Chairman and CEO
             Thomas J. Frank, 409-832-1696 Ext. 3218